Exhibit 5.2

September 26, 2018

Interstate Power and Light Company

Alliant Energy Tower

200 First Street S.E.

Cedar Rapids, IA 52401-1409

Re:	4.100% Debentures due 2028

Registration Statement on Form S-3

Registration No. 333-222076-02

Ladies and Gentlemen:

We have acted as special Iowa counsel to Interstate Power and Light Company, an Iowa corporation (the “Company”), for the purpose of delivering this opinion as required under Section 5(b) of the Underwriting Agreement (“Underwriting Agreement”) dated as of September 19, 2018, by and among Goldman Sachs & Co. LLC, MUFG Securities Americas Inc. and Wells Fargo Securities, LLC, as representatives of the Underwriters, and the Company in connection with the issuance of 4.100% Senior Debentures due 2028 of the Company in the aggregate amount of $500,000,000 (“Debentures”). Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed to such terms in the Underwriting Agreement.

In our capacity as special counsel, we examined the Underwriting Agreement and such other documents, certificates, corporate and other records and proceedings of the Company relating to the authorization, issuance, and sale of the Debentures in connection with the Underwriting Agreement, and such other legal matters as we deemed pertinent to the opinions hereinafter expressed. As to matters of fact material to our opinions, we have, with your agreement, relied on representations made in the Underwriting Agreement and upon certificates of officers of the Company. We have assumed, with your agreement, the genuineness of all signatures appearing on the documents examined by us, the legal capacity of all natural persons, the genuineness, completeness and authenticity of all documents submitted to us as originals and the conformity with genuine, complete and authentic originals of all documents submitted to us as copies.

Based upon the foregoing, and subject to the qualifications and limitations set forth below, it is our opinion that:

1. Based solely on the Certificate of Existence dated September 18, 2018, issued by the Secretary of State of Iowa, attached as Exhibit 1 hereto, the Company is validly existing as a corporation under the laws of the State of Iowa.

www.SPMBLAW.com

∎ 115 Third Street SE, Suite 1200, Cedar Rapids, Iowa 52401 ● Telephone (319) 366-7641 ● Fax (319) 366-1917

☐ City Center Square, 1150 Fifth Street, Suite 170, Coralville, Iowa 52241 ● Telephone (319) 354-1019 ● Fax (319) 354-1760

Also licensed to practice in: 1 Illinois 2 Wisconsin 3 New York 4 Minnesota 5 Michigan 6 Nebraska 7 California 8 Pennsylvania 9 Texas

Simmons Perrine Moyer Bergman PLC

September 26, 2018

2. The Company has the requisite corporate power and authority to execute, deliver and perform all of its undertakings under the Underwriting Agreement and the Debentures.

3. The Company’s execution, delivery and performance of the Underwriting Agreement and the Debentures, and the consummation by the Company of the transactions described therein have been duly authorized by all necessary corporate action on the part of the Company.

The opinions expressed herein are subject to the following:

A. Our opinion is limited in all respects to the laws of the State of Iowa as currently in effect and no opinion is given with respect to the laws of any jurisdiction other than the State of Iowa.

B. Except as expressly set forth herein, we express no opinion in connection with the transactions contemplated by the Underwriting Agreement or the issuance of the Debentures.

C. We express no opinion regarding any state or federal securities registration or disclosure laws or regulations or state or federal utility laws or regulations.

D. As it relates to the Underwriting Agreement and the transactions contemplated therein, this firm has been engaged by the Company solely for the purpose of rendering the opinions herein expressed.

E. The opinions expressed herein are made as of the date hereof, and we do not undertake to update this opinion with respect to any changes of which we may later become aware.

F. In connection with the opinions expressed above, we have assumed that, at or before the time of the delivery of the Debentures, (i) the Registration Statement shall have been declared effective and such effectiveness shall not have been terminated or rescinded, and (ii) there shall not have occurred any change in law affecting the validity or enforceability of the Debentures.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-3 (Registration No. 333-222076-02) filed with the Securities and Exchange Commission (the “Registration Statement”). In giving this consent, we do not thereby admit that we come within the categories of persons whose consent is required under Section 7 of the 1933 Act or under the rules and regulations of the Commission issued thereunder.

Sincerely,

/s/ Simmons Perrine Moyer Bergman PLC

SIMMONS PERRINE MOYER BERGMAN PLC